Exhibit 5.1

DLA Piper LLP (US) 1251 Avenue of the Americas, 27th Floor New York, New York 10020-1104 www.dlapiper.com T 212.335.4500 F 212.335.4501

NOVEMBER 2, 2018

Board of Directors
STORE Capital Corporation
8377 East Hartford Drive, Suite 100
Scottsdale, Arizona 85255

Issuance of up to $750,000,000 of Shares of Common Stock

Ladies and Gentlemen:

We have served as special counsel to STORE Capital Corporation, a Maryland corporation (the “Company”), in connection with the offering by the Company of up to $750,000,000 of shares (the “Shares”) of common stock, par value $0.01 per share, of the Company pursuant to the Registration Statement on Form S-3 (File No. 333-223206), which initially became effective upon filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on February 26, 2018 (the “Registration Statement”).  The Shares are to be issued pursuant to the equity distribution agreement, dated as of November 2, 2018 (the “Equity Distribution Agreement”), by and between the Company and Robert W. Baird & Co. Incorporated, BMO Capital Markets Corp., BTIG, LLC, Capital One Securities, Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, KeyBanc Capital Markets Inc., Morgan Stanley & Co. LLC, Raymond James & Associates, Inc., SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

(a)
the Articles of Amendment and Restatement of the Company, together with all amendments and articles supplementary filed to date with respect thereto, as certified by the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”) and by the Secretary of the Company as of the date hereof (collectively, the “Charter”);

Board of Directors
STORE Capital Corporation
November 2, 2018

(b)	the Second Amended and Restated Bylaws of the Company, as amended, as certified by the Secretary of the Company on the date hereof;

(c)
resolutions adopted by the Board of Directors of the Company dated as of February 15, 2018 and October 30, 2018, relating to, among other things, the registration, issuance and sale of the Shares and the price per share to be paid to the Company by the sales agents, as certified by the Secretary of the Company on the date hereof (collectively, the “Resolutions”);

(d)	the Registration Statement;

(e)
the prospectus supplement, dated November 2, 2018, filed with the Commission pursuant to Rule 424(b) under the Securities Act, together with the base prospectus, dated February 23, 2018 (collectively, the “Prospectus”);

(f)	an executed copy of the Equity Distribution Agreement;

(g)	an executed copy of the certificate of the Secretary of the Company, dated the date hereof, as to certain factual matters;

(h)	the certificate of the SDAT as to the due incorporation, existence and good standing of the Company in the State of Maryland dated October 17, 2018 (the “Good Standing Certificate”); and

(i)	such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

For purposes of the opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures and (v) the due authorization, execution and delivery of all documents by all parties and the validity and binding effect and enforceability thereof upon the Company.

Board of Directors
STORE Capital Corporation
November 2, 2018

Based upon the foregoing, and having regard for such legal considerations as we have considered necessary for purposes hereof, we are of the opinion that:

1.
the Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT, and has the requisite corporate power to issue the Shares; and

2.
the issuance of the Shares has been duly authorized and, when issued and delivered upon payment therefor in accordance with the Prospectus, the Resolutions and the Equity Distribution Agreement, the Shares will be validly issued, fully paid and nonassessable.

The opinion in paragraph 1 with respect to incorporation, existence and good standing of the Company is based solely on the Good Standing Certificate.  In expressing the opinions above, we have assumed that (i) the Shares will not be issued in violation of Article VII of the Charter, as amended or supplemented as of the date hereof and (ii) upon the issuance of any Shares, the total number of shares of common stock of the Company issued and outstanding will not exceed the total number of shares of common stock that the Company is then authorized to issue under the Charter.

The foregoing opinions are limited to the Maryland General Corporation Law, and we do not express any opinion herein concerning any other law.  We express no opinion as to the applicability or effect of any federal or state securities (or “blue sky”) laws, including the securities laws of the State of Maryland or any federal or state laws regarding fraudulent transfers or fraudulent conveyances.  To the extent that any matter as to which our opinion is expressed herein would be governed by any provisions other than those set forth in the Maryland General Corporation Law, we do not express any opinion on such matter.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K, which is incorporated by reference in the Registration Statement in accordance with the requirements of Form S-3 and the rules and regulations promulgated under the Securities Act. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement with the Commission on the date hereof and to the use of the name of our firm in the section entitled “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Board of Directors
STORE Capital Corporation
November 2, 2018

This opinion is limited to the matters stated in this letter, and no opinion may be implied or inferred beyond the matters expressly stated in this letter.  This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,

/s/ DLA Piper LLP (US)